UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2023

CAMBIUM NETWORKS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38952	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Cambium Networks, Inc. 3800 Golf Road, Suite 360
Rolling Meadows, Illinois		60008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 345 814-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.0001 par value	CMBM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2023 (the "Amendment Effective Date"), Cambium Networks Corporation (the “Company”) entered into the Second Amendment to Credit Agreement (the “Second Amendment"), which amends the Credit Agreement, dated as of November 17, 2021 (the “Original Credit Agreement,” the Original Credit Agreement as amended prior to the date hereof, the “Existing Credit Agreement,” and the Existing Credit Agreement, as amended by the Second Amendment, the “Amended Credit Agreement”) by and among, inter alios, Cambium Networks, Ltd. as the borrower (the “Borrower”), the Company as a guarantor (“Holdings”), Cambium (US), L.L.C., as a guarantor, certain other subsidiaries of Holdings party thereto as guarantors (with the Borrower and each guarantor being, individually, a “Loan Party” and collectively, the “Loan Parties”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), a Lender, Swingline Lender and an L/C Issuer and the other Lenders party thereto from time to time. Capitalized terms used but not otherwise defined herein shall have the meanings as assigned to such terms in the Second Amendment and Amended Credit Agreement attached to this Form 8-K as Exhibit 10.47.

The Second Amendment amends the Existing Credit Agreement by, among other things, establishing a Covenant Relief Period during which time Holdings is (a) required to maintain certain Liquidity as provided in the Amended Credit Agreement, (b) required to maintain certain levels of Consolidated EBITDA as provided in the Amended Credit Agreement, (c) required to provide certain additional financial reporting to the Administrative Agent and (d) not required to meet (or, during such period, test) its Consolidated Leverage Ratio or Consolidated Fixed Charge Coverage Ratio. Additionally, the Second Amendment provides that, during the Covenant Relief Period, (x) the Applicable Rate of interest being incurred on any outstanding Loans is increased to 3.25% per annum for Term SOFR Loans and 2.25% per annum for Base Rate Loans, (y) the commitment fee for undrawn commitments is increased to 0.35% and (z) the ability of the Loan Parties to make certain Investments, Dispositions and Restricted Payments, in each case, is limited as more fully set forth in the Amended Credit Agreement.

The maturity date of the Revolving Facility and Term Facility remains unchanged, with both the Revolving Facility and the Term Facility terminating (as applicable), and all amounts outstanding thereunder, becoming due and payable in full, on November 17, 2026 (the “Maturity Date”). The Term Facility shall be subject to repayment of outstanding principal in equal quarterly amounts of $656,250, which commenced with the first full fiscal quarter ending after the date the Original Credit Agreement became effective with the final payment of all amounts outstanding, plus accrued interest, being due on the Maturity Date.

As was the case in the Existing Credit Agreement, the Amended Credit Agreement provides that the Borrower has the option to borrow Revolving Loans under the Revolving Facility in the form of either Base Rate Loans or Term SOFR Loans. The outstanding principal amounts of Term SOFR Loans borrowed under the Revolving Facility bear interest at the same rates as described above.

As of the Amendment Effective Date, the Obligations under the Amended Credit Agreement are guaranteed by the Loan Parties and secured by Collateral, in each case, as set forth in the Existing Credit Agreement. However, under the Second Amendment, within sixty (60) days of the Amendment Effective Date (or such longer period agreed to by the Administrative Agent), the Borrower shall execute additional collateral agreements governed by the laws of England and Wales required to provide the Administrative Agent a Lien on all assets owned by the Borrower (subject to security principles that will be agreed, but which shall provide for a customary qualifying floating charge over its assets, with certain customary exceptions). The Second Amendment also provides that by December 31, 2024 and June 30, 2025, as applicable, the Borrower and its Subsidiaries shall transition certain of their primary principal disbursement services, payroll services and primary operating customer deposit services to Bank of America, N.A.

The Second Amendment modified certain of the Events of Default under the Existing Credit Agreement as a result of certain additional reporting covenants that are included in the Amended Credit Agreement. However, other than such additions, no additional changes were effectuated to the Events of Default, which remain the same under the Amended Credit Agreement vis-à-vis the Existing Credit Agreement.

The foregoing summary of the Second Amendment and the Amended Credit Agreement are not complete and are qualified in their entirety by reference to the Second Amendment and Amended Credit Agreement a copy of which is filed as Exhibit 10.47 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.47	Second Amendment to Credit Agreement dated December 29, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBIUM NETWORKS CORPORATION

Date:	January 5, 2024	By:	/s/ Andrew P. Bronstein
		Name: Title:	Andrew P. Bronstein Chief Financial Officer